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                                                                EXHIBIT 99.14(b)


                     NUVEEN FLAGSHIP MULTISTATE TRUST IV


                        INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 333-09725 of our reports dated July 3, 1996, relating to the Flagship Michigan Triple Tax Exempt Fund and Flagship Ohio Double Tax Exempt Fund and our report dated August 1, 1996, relating to the Nuveen Flagship Multistate Trust IV (which includes the Nuveen Flagship Michigan Municipal Bond Fund and Nuveen Flagship Ohio Municipal Bond Fund), included in the Statement of Additional Information and to the reference to us under the caption
"Experts", in such Registration Statement.



DELOITTE & TOUCHE LLP

Dayton, Ohio
October 16, 1996